Exhibit 16
                                   MINERVA FUND, INC.

AVERAGE ANNUAL TOTAL RETURNS*

Periods Ended September 30, 1996

From Inception (October 1, 1993)        13.79%

Fiscal Year 1996                        16.37%


*Assumes reinvestment of all dividends and distributions and reflects voluntary fee waivers and voluntary reimbursements of expenses.